EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of STRATA Skin Sciences, Inc. and Subsidiary on Form S-3 (Nos. 333-194649 and 333-198249) and Form S-8 (Nos. 333-136183, 333-161286, 333-189119, 333-208397, and 333-216712) of our report dated April 2, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 2, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
April 2, 2018